UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Meridian Bioscience, Inc.

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3471 River Hills Drive

Cincinnati, Ohio 45244

www.meridianbioscience.com

Notice of Annual Meeting of Shareholders

and Proxy Statement

Dear Shareholders:

Our Annual Meeting of Shareholders will be held at 2:00 p.m. on January 24, 2019 at the Meridian Innovation Center, 7007 Valley Avenue, Cincinnati, Ohio 45244. We hope you will attend.

At the meeting, you will hear a report on our operations and have a chance to meet your Directors and Executive Officers.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our Director candidates.

Pursuant to the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the internet, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to shareholders on or about December 13, 2018. The Notice contains information on how to access copies of the proxy materials and vote your shares.

Whether or not you plan to attend the meeting, please cast your proxy vote promptly, either online, over the phone or by returning your signed and dated proxy card in the enclosed envelope.

Sincerely yours,

/s/ David C. Phillips

David C. Phillips

Chairman of the Board

December 13, 2018

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:

January 24, 2019

Time:

2:00 p.m., Eastern Standard Time

Place:

Meridian Bioscience, Inc.

Meridian Innovation Center

7007 Valley Avenue

Cincinnati, Ohio 45244

Purpose:

•	Elect as Directors the eight nominees named in the accompanying proxy materials

•	Conduct an advisory vote on our executive compensation (“Say-on-Pay”)

•	Ratify appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2019

Only shareholders of record on November 30, 2018 may vote at the meeting. The approximate mailing date of this proxy statement and accompanying Proxy Card is December 13, 2018.

Your vote is important. Please cast your proxy vote promptly, either online, over the phone or by returning your signed and dated proxy card in the enclosed envelope.

By order of the Board of Directors,

/s/ Melissa A. Lueke

Melissa A. Lueke

Secretary

December 13, 2018

Meridian makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC’s website (www.sec.gov). To access these filings, go to our website (www.meridianbioscience.com). Copies of Meridian’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Melissa A. Lueke

Executive Vice President, Chief Financial Officer and Secretary

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, Ohio 45244

MERIDIAN BIOSCIENCE, INC.

3471 River Hills Drive

Cincinnati, Ohio 45244

Telephone (513) 271-3700

P R O X Y    S T A T E M E N T

Annual Meeting of Shareholders

January 24, 2019

GENERAL INFORMATION

Who may vote

Shareholders of Meridian, as recorded in our stock register on November 30, 2018, may vote at the meeting. As of that date, Meridian had 42,463,102 shares of Common Stock outstanding.

How to vote

You may vote in person at the meeting, by telephone, online, or by completing and returning a proxy card. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How proxies work

Meridian’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our Director candidates. You may also vote for or against the other proposals or abstain from voting.

If you complete your proxy online, over the phone or sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of: (i) our Director candidates; (ii) our executive compensation; and (iii) ratification of appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2019. If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the card.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, bank or nominee, you may get material from them asking how you want to vote.

Stockbrokers, banks and nominees holding shares for beneficial owners must vote those shares as instructed by you. If the stockbroker, bank or nominee has not received instructions from you, the beneficial owner, the stockbroker, bank or nominee generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accountants. However, a stockbroker, bank or nominee does not have discretion to vote for or against the election of Directors and certain other matters subject to a vote if they have not received voting instructions from you. In order to avoid a broker non-vote of your shares on the election of Directors and the other matters subject to a vote, you must send voting instructions to your stockbroker, bank or nominee.

Solicitation of proxies

Solicitation of proxies is being made by management at the direction of Meridian’s Board of Directors, without additional compensation, through the mail, in person or by telephone. The cost of preparing and mailing the Notice and the proxy statement and any accompanying material will be borne by Meridian. In addition, Meridian will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record, and Meridian will reimburse them for their expenses in so doing.

Revoking a proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Meridian’s Secretary in writing at the address under “Questions” on page 31 of this proxy statement.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

The eight Director candidates receiving the most votes will be elected to fill the seats on the Board. The approval on an advisory basis of our executive compensation (Proposal No. 2) and the ratification of appointment of accountants (Proposal No. 3) require the favorable vote of a majority of the votes cast. Only votes for or against these proposals count, with abstentions not being counted either for or against these proposals.

Abstentions and broker non-votes count for quorum purposes but, as indicated above, will not count for voting purposes. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Other matters

Any other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of the votes cast.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Nominating and Corporate Governance Committee of the Board of Directors has nominated for re-election the following current Directors: James M. Anderson, Dwight E. Ellingwood, Jack Kenny, John C. McIlwraith, David C. Phillips, John M. Rice, Jr., Catherine A. Sazdanoff, and Felicia Williams.

Proxies solicited by the Board will be voted for the election of these nominees. All Directors elected at the Annual Shareholders’ Meeting will be elected to hold office until the next annual meeting. In voting to elect Directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the CEO, a Vice President or the Secretary of Meridian not less than 48 hours prior to the Annual Shareholders’ Meeting. The proxies solicited include discretionary authority to cumulate votes.

All Meridian Directors are elected for one-year terms. Personal information on each of our nominees is given below.

If a Director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends that shareholders vote FOR each of the following candidates:

James M. Anderson Director since 2009 Age: 76	James M. Anderson serves as Chairman of the Compensation Committee. He currently serves as Senior Strategic and External Affairs Advisor with Taft Stettinius & Hollister LLP and President Emeritus of Cincinnati Children’s Hospital Medical Center (“CCHMC”), after having served as advisor to the President of CCHMC from January 2010 through June 30, 2017 and as President and Chief Executive Officer of CCHMC from 1996 through 2009. From 2006 to 2014, he served as a director of Ameritas Mutual Holding Company and has also served as Chairman of the Board of the Cincinnati Branch of the Federal Reserve Bank of Cleveland, retiring in 2012. Prior to joining the staff of CCHMC, Mr. Anderson was a partner in the general corporate law department at Taft, Stettinius & Hollister for 24 years (1968-1977; 1982-1996) and president of U.S. operations at Xomox Corporation, a publicly-traded manufacturer of specialty process controls (1977-1982). Mr. Anderson has also served as director of Gateway Investment Advisors (1997-2008). The Board believes that Mr. Anderson’s corporate legal experience and his experience as CEO of a large health care organization have given him a wealth of insight into various corporate governance and business management issues, which, along with his status as an independent Director, make him an integral member of the Board.

Dwight E. Ellingwood Director since 2014 Age: 66	Dwight E. Ellingwood serves as Chairman of the Nominating and Corporate Governance Committee. With over 35 years of experience in health care strategy, planning, commercialization and marketing, he currently serves as a teaching professor at Xavier University in the Graduate Program in the Department of Health Service Administration and as President of D.E.E. Strategy Consulting, LLC, to advise leadership in health care and the community on strategy and innovative approaches to growth and collaboration. Mr. Ellingwood previously served as Senior Vice President of Strategy, Communications and Public Affairs for TriHealth in Cincinnati, Ohio (November 2014 – July 2016) and as the Lead Executive for the Collective Impact on Health, The Health Collaborative (January 2014 – November 2014). From 1997 through 2013, Mr. Ellingwood served as Senior Vice President, Planning and Business Development for Cincinnati Children’s Hospital Medical Center. The Board believes that the Company benefits greatly from Mr. Ellingwood’s extensive experience in the health care industry.

Jack Kenny Director since 2017 Age: 50	Jack Kenny serves as Meridian’s Chief Executive Officer, having joined the Company on October 9, 2017. Before joining Meridian, Mr. Kenny served as Senior Vice President and General Manager, North America, with Siemens Healthcare, a position he held from October 2014 to May 2017. From June 2012 through October 2014, Mr. Kenny served as Vice President and General Manager, U.S. Region, for Becton Dickinson, Diagnostic Systems. Prior to June 2012, Mr. Kenny held executive roles at Danaher Corporation and Quest Diagnostics. Mr. Kenny’s experience as a key executive leader within large public companies in the health care and medical device industry, as well as his ongoing insights into Meridian’s business and operations, makes him a valuable member of the Board.

John C. McIlwraith Director since 2015 Age: 59	John C. McIlwraith co-founded Allos Ventures, a venture capital firm, in March 2010 and has served as a Managing Director there since that time. Prior to founding Allos Ventures, Mr. McIlwraith was a Managing Director of Blue Chip Venture Company, a Cincinnati-based venture capital firm, which he joined in 1997. He has served on the board of directors of more than 20 health care or information technology companies. Prior to 1997, Mr. McIlwraith served as Senior Vice President of Strategic Planning and General Counsel of publicly-traded Quantum Health Resources, Inc., and was a partner in the Jones Day law firm. The Board believes that Mr. McIlwraith’s corporate legal and business development experience, and his years of business-building experience with an extensive number of companies, including health care companies, render his service on the Board valuable to Meridian.

David C. Phillips Director since 2000 Age: 80	David C. Phillips serves as Chairman of the Board and Chairman of the Audit Committee. Mr. Phillips spent 32 years with Arthur Andersen LLP. His service with this firm included several managing partner leadership positions. After retiring from Arthur Andersen in 1994, Mr. Phillips became Chief Executive Officer of Downtown Cincinnati, Inc., which is responsible for economic revitalization of Downtown Cincinnati. Mr. Phillips retired from DCI in 1999 to devote full time to Cincinnati Works, Inc., an organization dedicated to reducing the number of people living below the poverty level by assisting them to strive towards self-sufficiency through work, and his financial consulting services. Mr. Phillips has also served as a director of Cintas Corporation, retiring in 2012, and as a director of Summit Mutual Funds, a registered investment company, through 2009. The Board believes that Mr. Phillips’ years of service as a certified public accountant and trusted advisor to his clients and business owners, which qualify him as an “audit committee financial expert” under SEC guidelines, give him significant experience in preparing, auditing, analyzing and evaluating financial statements and dealing with complex accounting and business issues, all of which is valuable to Meridian.

John M. Rice, Jr. Director since 2017 Age: 69	John M. Rice is the founder, and since 2003 has been the Managing Partner of Triathlon Medical Venture Partners, a venture capital firm that invests equity capital in early and expansion stage life science companies. Since 2014, Dr. Rice has also served as the Director of Life Sciences at CincyTech, a firm that provides advice and capital to entrepreneurs and helps research institutions commercialize technology through startups. In addition, Dr. Rice has served on the board of directors of several privately-held health care companies. The Board believes that Dr. Rice’s years of experience with a number of companies operating in the health care and related industries, as well as extensive experience within the capital markets, will prove extremely valuable to Meridian.

Catherine A. Sazdanoff Director since 2015 Age: 62	Catherine A. Sazdanoff is the President and CEO of Sazdanoff Consulting, LLC, providing health care strategy and business development advisory services to a number of clients, having held these positions since January 2015. She also currently serves as Business Advisor to Strata Oncology, Inc., a precision oncology company, having joined Strata in May 2016 as Chief Business Officer (May 2016 – September 2017). Prior clients include mProve Health LLC (Strategic Advisor January 2015 – March 2016). Ms. Sazdanoff is also a member since April 2016 of the Advisory Board of Neurocern, Inc., a dementia insuretech company, and is a lecturer since March 2018 in the Business of Biotech program at the University of Chicago Graham School for Continuing and Professional Education. She serves on the Faculty Advisory Board of the University of Chicago Graham School and on the External Advisory Board of the Rosalind Franklin University Innovation and Research Park. Ms. Sazdanoff’s prior corporate roles include a number of global corporate positions with Takeda Pharmaceuticals, Inc. (“Takeda”), a wholly-owned subsidiary of Japanese-based Takeda Pharmaceutical Corporation, from 2006 to 2015 including VP, Head of Corporate Projects (2012-2015), VP, Global Business Development (2011-2013) and VP, Corporate Development (2010-2011). Ms. Sazdanoff’s time at Takeda was preceded by approximately 22 years with Abbott Laboratories, where she held numerous executive positions covering legal, compliance and business development. The Board believes that Ms. Sazdanoff’s years of experience in the pharmaceutical and medical diagnostics industries makes her service on the Board valuable to Meridian.

Felicia Williams Director since 2018 Age: 53	Felicia Williams has served as Executive Vice President, Controller and Enterprise Risk at Macy’s Inc. since June 2016. Having joined Macy’s in June 2004, she has previously served as Senior Vice President, Finance and Risk Management (February 2011 – June 2016), as well as in other finance, treasury, risk management and internal audit capacities. Prior to her time at Macy’s, Ms. Williams served in various financial positions at the Coca-Cola Hellenic Bottling Company and The Coca-Cola Company (June 1994 – June 2004). Ms. Williams brings broad and wide-ranging finance and risk management experience, which the Board believes will greatly benefit the Company.

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” PROPOSAL)

(Item 2 on the Proxy Card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank”), enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”). Dodd Frank also provides that shareholders periodically be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. This opportunity was provided to our shareholders at our 2018 annual meeting, where over 80% of our voting shareholders voted to hold the “say-on-pay” advisory vote annually, in accordance with the recommendation of our Board of Directors. As a result, we are again holding a say-on-pay advisory vote at our 2019 annual meeting, with the next say-on-pay advisory vote to be held at our 2020 annual meeting.

As described below under the heading “Compensation Discussion and Analysis” beginning on page 15 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our shareholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance results that benefit our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return.

The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board recommends that shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Item 3 on the Proxy Card)

Although not required, we are seeking shareholder ratification of the Audit Committee’s selection of Grant Thornton LLP as Meridian’s independent registered public accountants for the 2019 fiscal year. The affirmative vote of a majority of shares voting at the meeting is required for ratification. If ratification is not obtained, the Audit Committee intends to continue the engagement of Grant Thornton LLP at least through fiscal 2019. Representatives of Grant Thornton LLP are expected to be present at the meeting and will be available to make a statement, if they so desire, and to respond to appropriate questions asked by shareholders.

Principal Accounting Firm Fees

Aggregate fees billed to Meridian by Grant Thornton LLP for fiscal years 2018 and 2017 are listed below:

	2018	2017
Audit Fees	$717,043	$631,374
Audit-Related Fees	44,213	39,450
Tax Fees	478,566	352,611

	$1,239,822	$1,023,435

Audit Fees. Audit fees are the fees billed for professional services rendered by Meridian’s independent registered public accounting firm for their: (i) audit of Meridian’s consolidated annual financial statements for the fiscal years ended September 30, 2018 and 2017, respectively; (ii) reviews of the unaudited quarterly consolidated financial statements contained in the reports on Form 10-Q filed by Meridian during those years; (iii) completion of audits of wholly-owned subsidiaries’ statutory accounts in the United Kingdom during fiscal 2018 and 2017; and (iv) reporting on Meridian’s internal controls during those years.

Audit-Related Fees. Audit-related fees are the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Meridian’s financial statements, including the audit of the Savings and Investment Plan (i.e., the 401K Plan).

Tax Fees. Tax fees are the fees billed for tax return preparation and compliance in Australia, England, Germany and the United States, as well as consultation and research on various matters such as the U.S. tax reform act, state tax issues, international tax issues and transfer pricing.

The Board recommends that shareholders vote FOR the ratification of appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for the 2019 fiscal year.

CORPORATE GOVERNANCE

As an Ohio corporation, Meridian is governed by the corporate laws of Ohio. Since its common shares are publicly traded on the Nasdaq Global Select Market, and it files reports with the SEC, it is also subject to Nasdaq rules and federal securities laws.

Board Leadership Structure

Governance of the corporation is placed in the hands of the Directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Meridian on your behalf. The Board reviews Meridian’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of certain company policies.

The Board operates and evaluates its performance in accordance with Corporate Governance Guidelines approved by the Board. These Guidelines are available at our website www.meridianbioscience.com.

The Board of Directors is responsible for evaluating and determining Meridian’s leadership structure, and believes that at this point in time separate individuals should serve in the capacities of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”). It is the Board’s belief that such a structure provides the Company with the right foundation to pursue its strategic and operational objectives, while maintaining effective oversight and objective evaluation of the Company’s performance. These key executive positions are held by Mr. David C. Phillips, Chairman of the Board, and Mr. Jack Kenny, CEO. Having served as a Director since 2000, Mr. Phillips was appointed Chairman of the Board upon Mr. John A. Kraeutler retiring from the Company and the Board effective September 30, 2018. In his capacity as Chairman, Mr. Phillips is responsible for: (i) general Board activities, including setting agendas for Board meetings and presiding over all meetings of the Board and shareholders; and (ii) providing advice and counsel to Meridian’s management regarding the Company’s business operations. As CEO, Mr. Kenny is responsible for the general management, oversight, supervision and control of the business affairs of Meridian, and ensuring that all resolutions of the Board are put into effect.

Mr. Phillips was appointed by the Board to serve as Lead Director throughout fiscal 2018, during which time Mr. Kraeutler served as Executive Chairman. As Lead Director, Mr. Phillips’ responsibilities included: (i) in consultation with the non-management Directors, advising the Chairman as to an appropriate schedule of Board meetings and reviewing and providing the Chairman with input regarding the agendas for each Board meeting; (ii) presiding at all meetings at which the Chairman was not present, including Executive Sessions of the non-management Directors, and apprising the Chairman of the issues considered thereat; (iii) calling meetings of the non-management Directors when necessary and appropriate; and (iv) performing such other duties as the Board may from time to time designate. We believe that this leadership structure was the most appropriate for Meridian during fiscal 2018.

In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in the Nasdaq listing standards and Exchange Act rules. Meridian’s Director Independence Standards are available at our website www.meridianbioscience.com. Based on these standards, the Board has determined that each of the following members of the Board is independent: James M. Anderson, Dwight E. Ellingwood, John C. McIlwraith, David C. Phillips, John M. Rice, Catherine A. Sazdanoff, and Felicia Williams.

During fiscal 2018, the Board of Directors met on ten occasions. The independent Directors plan to meet as necessary during fiscal 2019 without the presence of management Directors. During fiscal 2018, the independent members of the Board periodically met in executive session without the presence of management Directors following regularly scheduled Board meetings. In addition, there were two meetings of the independent directors during fiscal 2018.

Meridian expects all Directors to attend shareholders’ meetings, and all Directors attended the 2018 Annual Shareholders’ Meeting.

Shareholders may communicate with the full Board or individual Directors on matters concerning Meridian by mail or through our website, www.meridianbioscience.com, in each case to the attention of the Secretary, the address for whom is set forth on page 31 of this proxy statement.

The Board’s Role in Risk Oversight

The Board of Directors, as a whole and also at the Committee level, plays a key role in operational risk oversight at Meridian and works with management to understand the risks the Company faces, the steps that management is taking to manage those risks and the level of risk appropriate for the Company in light of its overall business strategy. The Board approves the high level strategies, financial plans and policies of Meridian, setting the tone and direction for the appropriate levels of risk-taking within the organization.

While overall responsibility for risk oversight rests with the Board, it is the Audit Committee that has been given the primary responsibility of monitoring and evaluating the adequacy of management’s risk assessment and risk management practices. This role is carried out through its charter-mandated responsibilities related to Meridian’s:    (i) overall financial risks and exposures; (ii) financial statement risks and exposures; (iii) financial reporting processes; (iv) compliance with ethics policies, such as the Code of Ethics, Employee Complaint Policy, Securities Trading Policies and the Foreign Corrupt Practices Act Policy; and (v) compliance with governmental and legal regulations, including those contained within the Sarbanes-Oxley Act. The Audit Committee provides regular reports to the full Board and works closely with management to update the full Board, as necessary, on matters identified through these Committee risk oversight roles.

The Board has adopted a Code of Ethics applicable to Meridian’s officers, Directors and employees. This Code of Ethics is posted on www.meridianbioscience.com. To the extent permitted by Nasdaq Marketplace Rule 5610, any amendments to or waivers from the Code of Ethics will be posted on our website within four business days after the date of an amendment.

Committees of the Board of Directors

The Directors have organized themselves into the Committees described below. Each of these Committees has a charter posted on www.meridianbioscience.com. Meridian does not have an Executive Committee of its Board of Directors. The following table identifies membership and the Chairman of each of the current standing committees of the Board, as well as the number of times each committee met during the fiscal year. In September 2018, Felicia Williams joined the Board and was appointed to the Audit Committee.

Director	Audit	Compensation	Nominating and Corporate Governance
James M. Anderson	Member	Chair	Member

Dwight E. Ellingwood			Chair

John C. McIlwraith		Member	Member

David C. Phillips	Chair	Member

Catherine A. Sazdanoff	Member

Felicia Williams (1)	Member

Meetings in Fiscal 2018	9	7	7

(1)	Ms. Williams was appointed to the Audit Committee upon joining the Board in September 2018.

The Audit Committee is comprised of David C. Phillips (Chairman), James M. Anderson, Catherine A. Sazdanoff, and Felicia Williams (effective September 20, 2018). The Committee met nine times during fiscal 2018. Each member is able to read and understand fundamental financial statements. David C. Phillips and Felicia Williams have been designated as Audit Committee financial experts as that term is defined by the SEC.

The Committee oversees the accounting and financial reporting processes of Meridian and the audits of its financial statements by its independent registered public accounting firm. The Committee is solely responsible for the appointment, compensation, retention and oversight of Meridian’s independent registered public accounting firm. The Audit Committee also evaluates information received from Meridian’s independent registered public accounting firm and management to determine whether the independent registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Meridian concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee, or its Chairman, approves all audit and non-audit services performed for Meridian by its independent registered public accounting firm before those services are commenced. The Chairman reports to the full Committee at each of its meetings regarding pre-approvals he made since the prior meeting and the Committee approves what he has done between meetings. For these purposes, the Committee or its Chairman is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

As previously noted on page 8 in “The Board’s Role in Risk Oversight” section, the Audit Committee also bears certain risk oversight responsibilities.

The Committee has submitted the following report for inclusion in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

On January 24, 2018, the Audit Committee met with representatives of Grant Thornton LLP and Meridian’s internal accountants, at which time the Grant Thornton LLP representatives presented to the Committee the results of their work, including their review of Meridian’s first quarter consolidated financial statements, and discussed their proposed audit fees for fiscal 2018. In addition, the Committee: (i) received an update on controls being put into place to remediate the material weakness in the controls over financial reporting identified during the fiscal 2017 audit (the “2017 material weakness”); (ii) discussed the timing and scope of the planned Sarbanes-Oxley (“SOX”) and internal audit work for fiscal 2018; (iii) received an overview of the new Revenue Recognition Standard, which was effective for the Company October 1, 2018; (iv) received an overview of the anticipated effects of the U.S. Tax and Jobs Act (the “tax reform act”) on the Company; and (v) received an update regarding certain of the Company’s information technology (“IT”) and cyber security endeavors.

On April 24, 2018, the Committee met with representatives of Grant Thornton LLP and Meridian’s internal accountants, at which time the Grant Thornton LLP representatives presented to the Committee the results of their work for their review of Meridian’s second quarter consolidated financial statements and the timing and scope of their engagement for the audit of Meridian’s fiscal 2018 consolidated financial statements. In addition, the Committee received an update on various matters including: (i) SOX work completed to-date by internal audit; (ii) impact of the tax reform act; (iii) the Company’s ongoing cyber security and disaster recovery efforts; (iv) status of the WFOE in China; and (v) status of efforts surrounding preparation to adopt the new Revenue Recognition Standard. The Committee also received an update regarding the successful remediation of the 2017 material weakness.

On July 24, 2018, the Committee met with representatives of Grant Thornton LLP and Meridian’s internal accountants, at which time the Grant Thornton LLP representatives presented to the Committee the results of their work for their review of Meridian’s third quarter consolidated financial statements, including their activities related to their review of the income tax calculation and key accounting matters. Additionally, the Committee received an update on various matters including: (i) SOX work completed to-date by internal audit, including the results of visits to the Company’s locations in the U.K. and Italy, as well the status of certain ITGC testing; (ii) an overview of the Company’s 2018 cyber and IT risk reduction program; (iii) goodwill testing and the reporting units considered for such testing; and (iv) status of activities associated with the planned implementation of the new Revenue Recognition Standard at the beginning of fiscal 2019.

At its meeting on November 6, 2018, the Committee reviewed and discussed with management, Grant Thornton LLP and Meridian’s accounting officers the results of the audit for fiscal 2018, including the financial statements. The Committee discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standards No. 16, as amended (PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees). The Grant Thornton LLP representatives reviewed with the Committee written disclosures required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and presented a letter regarding that matter to the Committee. In concluding that the auditors are independent, we determined, among other things, that the non-audit services provided by the auditors were compatible with their independence. In addition, the Committee approved related party transactions and approved amendments to the Audit Committee Charter. It also received updates on: (i) IT security; (ii) the results of SOX work; and (iii) implementation of the new Revenue Recognition Standard.

Based on the above mentioned review and discussion of the audited consolidated financial statements, on November 20, 2018, the Committee recommended that the audited consolidated financial statements of Meridian be included in its Annual Report on Form 10-K for the year ended September 30, 2018 for filing with the SEC. Similar meetings were held during November 2017 related to the fiscal 2017 audited financial statements.

The remaining meetings throughout fiscal 2018 were held primarily for the purpose of reviewing, discussing and approving the Company’s Quarterly Reports on Form 10-Q for filing with SEC.

During its meetings throughout the year, the Committee reviewed and assessed the Company’s financial statements, financial control, financial reporting, and certain legal and regulatory risk exposures, including reviewing procedures related to the receipt, retention and treatment of any complaints concerning accounting, internal accounting controls or auditing matters. Also during its meetings throughout the year, the Chairman of the Audit Committee reported to the full Committee the independent accountants’ fees that had been pre-approved and the Committee approved such fees. Certain fees were pre-approved by the full Committee. The Committee also reviewed the requirements of and Meridian’s ongoing compliance with Section 404 of the Sarbanes-Oxley Act and conducted a self-assessment, facilitated by a third party.

Respectfully submitted,

Audit Committee

David C. Phillips (Chairman)

James M. Anderson

Catherine A. Sazdanoff

Felicia Williams

The Compensation Committee is comprised of James M. Anderson (Chairman), John C. McIlwraith and David C. Phillips and is responsible for establishing compensation for Executive Officers and administering the Company’s compensation plans. As used in this proxy statement, “Executive Officer” means our president, principal financial officer, principal accounting officer, any vice president in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for Meridian. Not all “Executive Officers” are “Named Executive Officers” who are identified in the Summary Compensation Table on page 23. This includes establishing base salary levels and cash-based incentive plans, making stock-based awards, and otherwise dealing in all matters concerning compensation of the Executive Officers. During fiscal 2018, the Compensation Committee met seven times.

In general, the Compensation Committee annually reviews the Company’s compensation programs and its philosophy in setting performance targets in November of each year. At that time, the Company provides the Compensation Committee with information on total compensation received for all Executive Officers, including the sources of such compensation, for the immediately preceding fiscal year and recommendations for the current fiscal year. In discharging the responsibilities of the Board of Directors relating to compensation of the Company’s CEO and other Executive Officers, the purposes of the Compensation Committee are, among others: (i) to review and approve the compensation of the Company’s CEO and other Executive Officers; and (ii) to oversee the compensation policies and programs of the Company, including stock and benefit plans. The Compensation Committee’s specific functions include adopting, administering and approving the Company’s cash-based incentive compensation and stock-based incentive plans and awards, including amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee has the authority to engage consultants and advisors. An independent consultant was engaged during fiscal 2018 to complete a Company-wide compensation study, a part of which was assisting the Company in evaluating and making recommendations related to the Company’s long-term incentive compensation plan. See discussion of the Long-Term Stock-based Incentives below on pages 16 and 19. Another consultant provided a review of the competitiveness of the Company’s compensation of non-employee Directors. In 2018, the Committee also conducted a review of the CEO’s performance, reviewed the CEO’s assessment of his team’s performance, reviewed its Charter and conducted a self-assessment, facilitated by a third party.

The Compensation Committee determines the amount and mix of compensation components for the CEO, Mr. Kenny. As CEO, Mr. Kenny provides recommendations to the Compensation Committee with respect to the compensation to be paid to the other Named Executive Officers.

To achieve corporate objectives, the Committee believes it is important to provide competitive levels of compensation to retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The Committee believes Meridian’s long-term objectives can be achieved through cash-based incentive compensation plans and stock-based incentive compensation plans.

The Compensation Committee’s processes and procedures for the consideration and determination of Executive and Director compensation are discussed in the section entitled “Compensation Discussion and Analysis” in this proxy statement. See Compensation Committee Report on page 22 following the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an officer or employee of the Company. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2018 (see the section entitled “Transactions With Related Persons” in this proxy statement for a description of our policy on related person transactions). Lastly, none of the members of the Compensation Committee is an Executive Officer of another entity at which one of our Executive Officers serves on the Board of Directors. No Named Executive Officer of Meridian serves as a Director or as a member of a committee of any company of which any of the Company’s non-employee Directors are Executive Officers.

The Nominating and Corporate Governance Committee consists of Dwight E. Ellingwood (Chairman), James M. Anderson and John C. McIlwraith. The Committee met seven times during fiscal 2018. On November 7, 2018, the Committee considered and recommended the nomination of the current Directors for re-election. The Committee identifies qualified nominees for the Board, recommends to the Board who will be nominated by the Company for election to the Board and recommends to the full Board any changes in the size of the Board. The Committee also reviewed its Charter and oversaw a third-party-facilitated self-assessment of the Board and its committees.

In recommending the nomination of Directors, the Committee takes into account, among other factors which it may deem appropriate, the judgment, skill, diversity, independence, and business experience of the potential nominee and the needs of the Board as its function relates to the business of the Company. The Committee considers candidates for nomination from a variety of sources including recommendations of shareholders. Shareholders desiring to submit recommendations for nominations by the Committee should direct them to the Chairman of the Nominating and Corporate Governance Committee in care of the Company at its address shown on the cover page of this proxy statement.

The Nominating and Corporate Governance Committee will assess the qualifications of all candidates for the Board on an equal basis. In identifying and considering candidates for nomination to the Board, the Committee considers, among other factors, quality of experience, the needs of the Company and the range of talent and experience currently represented on the Board. The Committee also discusses a director skills matrix, which it has prepared and updated. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors, nor does the Committee have a formal policy with respect to diversity. However, the Committee, working with the Board, considers the diversity of all of the Company’s stakeholders – including shareholders, employees and customers – when engaging in corporate governance discussions.

During several Board meetings in fiscal 2018, the Board discussed the benefits of adding new members to the Board and its Committees. Pursuant to this, the Nominating and Corporate Governance Committee conducted a thorough search, which involved meeting with several candidates identified through extensive conversations with and recommendations from non-employee Directors. Based upon the review of Ms. Williams’ qualifications and the favorable results of their meetings with her, the Committee recommended that the Board nominate Ms. Williams as a candidate for election to the Board. As a result, the Board elected Ms. Williams as Director in September 2018.

During fiscal 2018, the Nominating and Corporate Governance Committee provided oversight of the Board’s process for electing Mr. David C. Phillips as Chairman of the Board.

Additionally, during 2018, under the oversight of the Nominating and Corporate Governance Committee, an evaluation of the Board and Committees was performed by a third party. The results of the evaluation were reviewed by the Board on November 7, 2018.

DIRECTORS AND EXECUTIVE OFFICERS

This table lists the Executive Officers and Directors of Meridian and shows the number of shares beneficially owned, as determined under SEC rules, on November 30, 2018. Beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares that the individual has the right to acquire within 60 days.

		Common Stock Beneficially Owned
Name	Position	Amount[1]	Percentage
Jack Kenny	Chief Executive Officer and Director	25,000	*
Lawrence J. Baldini[2]	Executive Vice President, Global Operations	44,135	*
Melissa A. Lueke[3]	Executive Vice President, Chief Financial Officer and Secretary	206,080	*
Eric S. Rasmussen[4]	Executive Vice President, Corporate Development	—	—
Susan D. Rolih[5]	Executive Vice President, Global Regulatory & Quality Systems	197,980	*
Lourdes G. Weltzien[6]	Executive Vice President, Life Science	17,327	*
David C. Phillips[7,8]	Chairman of the Board and Director	126,126	*
James M. Anderson[7,8,9]	Director	99,000	*
Dwight E. Ellingwood[9]	Director	53,500	*
John C. McIlwraith[8,9]	Director	47,000	*
John M. Rice	Director	25,000	*
Catherine A. Sazdanoff[7]	Director	48,700	*
Felicia Williams[7]	Director	12,000	*

All Executive Officers and Directors as a Group		876,848	2.0%

[1]

Includes shares for options and restricted stock units currently exercisable and/or exercisable or vesting within 60 days as follows: Mr. Kenny (25,000); Mr. Baldini (8,200); Ms. Lueke (75,000); Ms. Rolih (69,700); Dr. Weltzien (5,000); Mr. Phillips (88,000); Mr. Anderson (88,000); Mr. Ellingwood (45,500); Mr. McIlwraith (39,000); Dr. Rice (22,000); Ms. Sazdanoff (41,000); and Ms. Williams (12,000).

[2]

Lawrence J. Baldini was appointed Vice President of Operations in April 2001, Executive Vice President, Operations and Information Systems in October 2005 and Executive Vice President, Global Operations in March 2016. Before joining Meridian, Mr. Baldini held various operations management positions with Instrumentation Laboratories and Fisher Scientific. Age: 59

[3]

Melissa A. Lueke was appointed Vice President, Chief Financial Officer and Secretary in January 2001 and Executive Vice President, Chief Financial Officer and Secretary in November 2009. Prior to her appointment, Ms. Lueke served as Meridian’s Controller since March 2000 and Acting Secretary from July 20, 2000 to January 23, 2001. Before joining Meridian, Ms. Lueke was employed by Arthur Andersen LLP from June 1985 to January 1999, most recently as a Senior Audit Manager. On December 6, 2018, Ms. Lueke notified the Company of her retirement from the position of Executive Vice President and Chief Financial Officer effective January 1, 2019. Age: 55

[4]

Eric S. Rasmussen joined Meridian as Executive Vice President, Corporate Development in June 2018. Before joining Meridian, Mr. Rasmussen served as Vice President, Strategy and Business Development with Lear Corporation from October 2012 to May 2018. Mr. Rasmussen has been promoted to the position of Executive Vice President, Chief Financial Officer effective January 1, 2019. Age: 51

[5]

Susan D. Rolih was appointed Vice President of Regulatory Affairs and Quality Assurance in May 2001, Senior Vice President of Regulatory Affairs and Quality Assurance in April 2008, Executive Vice President of Regulatory and Quality Systems in April 2013, and Executive Vice President, Global Regulatory and Quality Systems in November 2016. Before joining Meridian, Ms. Rolih held various regulatory and quality positions with Immucor, Inc. Effective November 30, 2018, Ms. Rolih retired from her position with the Company. Age: 69

[6]

Lourdes G. Weltzien joined Meridian in July 2008 as General Manager of Life Science and was appointed Vice President and General Manager of Life Science in April 2013, as well as President of Asia Pacific Markets in July 2016, and Executive Vice President, Life Science in March 2018. Prior to joining Meridian, Dr. Weltzien held various executive and management positions with Sigma-Aldrich Corporation (now Millipore-Sigma) since 1994. Age: 53

[7]	Audit Committee Member.
[8]	Compensation Committee Member.
[9]	Nominating and Corporate Governance Committee Member.
*	Less than one percent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists the persons known by the Company to be the beneficial owners of more than five percent of the Company’s Common Stock as of November 30, 2018, unless otherwise noted. Beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class[1]
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,273,081	12.50

Brown Capital Management, LLC 1201 N. Calvert Street Baltimore, MD 21202	4,665,143	11.03

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,258,302	10.06

Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	2,230,676	5.27

[1]

For the beneficial owners listed in the table, the percentages listed reflect disclosures in the Schedule 13Gs most recently filed by each beneficial owner with the SEC as of the date of this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires Meridian’s Executive Officers, Directors and persons who own more than ten percent of a registered class of Meridian’s equity securities to file reports of ownership and changes in ownership with the SEC. Based on a review of the copies of such forms received by it, Meridian believes that during the last fiscal year, all of its Executive Officers, Directors and ten percent stockholders complied with the Section 16 reporting requirements. In making these statements, Meridian has relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, and the written representation of its Directors and Executive Officers.

TRANSACTIONS WITH RELATED PERSONS

During fiscal 2018, the Company leased certain office space from an entity controlled by Marco G. Calzavara, who served as President and Managing Director, Meridian Bioscience Europe through July 2018. Payments made under such arrangements during fiscal 2018 totaled approximately $160,000.

Nasdaq rules require the Company to conduct an appropriate review of related party transactions required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404 for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another Committee comprised of independent Directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. Additionally, the Audit Committee’s Charter provides it the authority to review, approve and monitor transactions involving the Company and “related persons” (Directors and Executive Officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). This also covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).    In considering the transaction, the Audit Committee may consider all relevant factors, including, as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company. This policy is included in the Company’s Employee Handbook. The approvals of such related person transactions are evidenced by internal Company resolutions, minutes or memoranda.

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this proxy statement, the individuals who served as the Company’s CEO and Chief Financial Officer during fiscal 2018, as well as the other individuals listed in the Summary Compensation Table below, are referred to as the “Named Executive Officers” or “NEOs.”

Compensation Philosophy and Objectives

Our executive compensation is tied to performance objectives that are aligned with our strategic objectives to incentivize and focus behavior on strengthening our business for long-term shareholder value. Meridian believes that people who understand our purpose will drive progress. In order to create value for our shareholders, it has been important for us to focus on the core areas of growth, cost containment and organizational redesign. In fiscal 2018, we launched our new Meridian brand supporting a fresh, new image and message to the channels and customers we serve. We also consolidated what were essentially separately-run, subsidiary businesses into two globally integrated strategic business units. This coincided with the realignment of our organizational structure, which resulted in fewer management layers and a more efficient cost structure that will free up resources for future growth initiatives.

We continued to transform our business resources in 2018, based on where to compete in the market, and better leverage our strengths across the globe. Our strategic priorities are as follows:

•	Reshape the financial profile to achieve higher growth over time, while maintaining strong financial returns and mitigating risks in our business.

•	Focus on organic and inorganic investment to re-allocate capital to where we can win and compete over the long-term.

•	Align the deployment of human capital and minimize risk, while improving organizational fitness.

Compensation and benefit programs are an important part of the Company’s employment relationship, which also include challenging and rewarding work and a focus on career growth, while aligning with our strategy of increasing value. Pay for performance is fundamental to our compensation philosophy. We reward individuals’ performance for contributions to business success.

Critical to each element of our total compensation and benefits philosophy is that it be based on a strategy to attract, retain, and unlock the hidden potential of our human capital, and it therefore consists of competitive pay, incentive programs, and benefits that meet income security and protection. The affordability of compensation and benefits are considered over the medium- to long-term, and to the extent possible, will not fluctuate based on short-term business conditions.

The key principles to the design of our compensation programs are as follows:

•	Base salaries, which reflect job responsibilities, competitiveness, and individual performance in connection with merit increases;

•	Annual cash-based incentive opportunities, which are a function of company and personal performance; and

•

Longer-term stock-based incentive opportunities under our 2012 Stock Incentive Plan, in the form of stock options and/or restricted stock unit grants, which align the long-term interests of senior management with our shareholders.

Base salaries are based on individual job duties, performance and achievements, while considering internal pay equity, retention, critical skills, and independent survey market data for specific regions. Annual cash-based incentive programs include a payout range of 17.5% to 56% of base salary, with a target payout ratio of 35% of base salary. Our intent is to increase this payout range over time, pending results. Annual cash-based incentive programs are based on defined metrics aligned to our strategic objectives and the achievement of performance goals that are set at levels to motivate executives to commit to growth and align with value creation, while improving performance.

Stock-based incentive awards consist of restricted stock units, both time-based and performance-based, and performance-based non-qualified options. This combination of stock-based awards is designed to both reward and retain, while aligning interests of management with our shareholders.

The Compensation Committee has established several principles and practices that are important to achieving our compensation philosophy and objectives. These are summarized below.

Gross-up Payments, Repricing of Options, Pledging, Hedging and Margin Accounts

The Company avoids new contractual agreements that include excise tax gross-up payments. It does not allow the repricing of options, which is not permitted under the 2012 Stock Incentive Plan without first obtaining the approval from stockholders of the Company. Additionally, the Company’s Insider Trading Policy places restrictions on the Company’s Directors and Executive Officers regarding entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. Specifically, our Insider Trading Policy provides that Directors, Executive Officers and certain other designated employees may not purchase Meridian securities on margin or borrow against any account in which Meridian securities are held. The Policy also provides that such persons may not pledge Meridian securities as collateral for a loan or engage in hedging or monetization transactions with respect to Meridian securities. No Directors or Executive Officers have in place any pledges or hedging transactions.

Recovery of Past Awards

With respect to recovery of past awards, except as provided by applicable laws and regulations, we do not have a policy with respect to adjustment or recovery of awards or payments if relevant Company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments are appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.

Minimum Vesting Periods

Although the plan document for our 2012 Stock Incentive Plan does not include minimum vesting periods for options or stock appreciation rights, our Compensation Committee includes minimum vesting provisions in the award agreements for stock options pursuant to authority granted to it under the 2012 Stock Incentive Plan. Generally the option award agreements provide for a minimum vesting period of three years. The 2012 Stock Incentive Plan provides that no Restricted Shares or Restricted Share Units conditioned upon the achievement of performance objectives shall be based on a restriction period of less than one year, subject to the Plan’s provisions applicable to termination of employment and change of control.

Cash Buyouts of Underwater Options

Although the plan document for our 2012 Stock Incentive Plan does not include a provision expressly prohibiting cash buyouts of options or stock appreciation rights, the Compensation Committee believes cash buyouts of “underwater options” is a governance practice that investors view as unfavorable. As a result, the Compensation Committee is generally opposed to cash buyouts of options or stock appreciation rights.

Back-Dating and Spring-Loading

Although Meridian does not have a written policy regarding the timing or practices related to granting equity awards, neither Meridian nor the Compensation Committee engages in spring-loading, back-dating or bullet-dodging practices. Equity awards are generally granted by the Compensation Committee in the first quarter of the fiscal year. Stock options are granted at the closing market price on the date of grant, pursuant to the 2012 Stock Incentive Plan. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no rights to vote or to receive dividends. Prior to vesting of restricted stock units noted above, the holder may receive dividend equivalent payments depending on the award nature and agreement. Restricted stock units do not have voting rights.

Ownership Guidelines

Consistent with its compensation philosophy and the principle of aligning the interests of management and Directors of the Company with the interests of its stockholders, the Board of Directors has implemented stock ownership guidelines for “Specified Officers” (defined in the guidelines as those officers required to file beneficial ownership reports with the SEC) and non-employee Directors. Under the guidelines, the Company’s Chief Executive Officer is required to own an amount of Company common stock (including vested and non-vested restricted stock units) which is equal to or exceeds three times such Chief Executive Officer’s annual base salary, and Specified Officers other than the Chief Executive Officer are required to own an amount of Company common stock (including vested and non-vested restricted stock units) which is equal to or exceeds such officer’s annual base salary. Also under the guidelines, each of the Company’s non-employee Directors is required to own an amount of Company common stock which is equal to or exceeds three times such non-employee director’s annual retainer. Generally, persons subject to the guidelines are required to achieve the applicable guideline not later than three years from the appointment to their position. Excluding those still within the phase-in period, as of the date of this proxy statement, persons subject to these guidelines have been deemed by the Board to have met their ownership target, either as a result of their direct holdings or shares held indirectly by an entity affiliated with such person, in accordance with the guidelines.

The Compensation Committee is responsible for ongoing oversight of compliance with this compensation philosophy. The Compensation Committee ensures that the total compensation paid to the NEOs is fair, reasonable and competitive.

At our 2018 annual meeting, Meridian once again held an advisory vote on the compensation of its NEOs, commonly referred to as a say-on-pay vote. Our shareholders approved the compensation of our NEOs, with approximately 95% of votes cast in favor of our 2018 say-on-pay resolution. Based on the results of the 2018 say-on-pay vote, the Compensation Committee concluded that the compensation paid to the NEOs and Meridian’s overall pay practices received strong shareholder support and do not require substantial revision to address shareholder concerns.

Executive Summary

Actions of the Compensation Committee

In several meetings during the year, Mr. Kenny and the Compensation Committee Chairman discussed, among other things, Meridian’s compensation system and its effectiveness in attracting and retaining talented employees. They noted that the underlying principles in the plan have been followed for many years, even when following such principles resulted in no Officer’s Performance Compensation Plan (cash-based incentive compensation) bonuses being awarded to the NEOs and performance-based stock awards not vesting. They also discussed certain changes to the compensation programs for fiscal 2019 which are outlined in this proxy statement.

At its 2018 meetings, the Compensation Committee discussed these matters, both with and without the presence of management. The Compensation Committee discussed the recommendations of the CEO for compensation levels for all officers and the general pay increases to be paid throughout the Company. The Committee then made the compensation decisions, which are reflected in the figures presented in this proxy statement.

Fiscal 2018 Compensation Decisions

For fiscal 2018, the Cash-based Incentive Compensation Plan’s target payout ratio for the NEOs was thirty-five percent of base salary, with forty percent of the target payout ratio (14%) based on revenues; forty percent of the target payout ratio (14%) based on non-GAAP net earnings; and the remaining twenty percent of the target payout ratio (7%) based on individual performance using a 1-5 rating system. The specific minimum levels of revenues, non-GAAP earnings and individual performance ratings required to achieve the varying percentage of target payout for each measurement criteria are as follows:

	Threshold (50%)	Target (100%)	Maximum (150%)
Revenues	$208,000,000	$212,000,001	$216,000,001
Non-GAAP Earnings	$31,400,000	$32,550,001	$33,800,001
Individual Performance	2 Rating	3 Rating	4 Rating

The cash-based incentive compensation payments received by the NEOs for fiscal 2018, as reflected in the Summary Compensation Table, were based on the Company achieving: (i) revenues totaling $213,571,000 (100% of target payout); non-GAAP earnings totaling $31,705,000 (50% of target payout); and (iii) individual performance ratings of 3 or higher. As set forth in the Company’s fiscal 2018 Annual Report on Form 10-K, non-GAAP earnings exclude the impact of restructuring and litigation costs incurred in fiscal 2018, along with the one-time benefit of the U.S. tax law change and the repatriation transition tax.

Due to the Company not achieving the $34,700,000 non-GAAP earnings threshold required to earn performance-based long-term stock incentive awards for fiscal 2018, no such performance-based restricted stock unit awards vested for any NEOs. The minimum threshold related to these awards was established as a stretch target for the Company.

However, as discussed below in the “John A. Kraeutler Employment Agreement and Supplemental Benefit Agreement” section, as a result of fiscal 2018 revenue and earnings guidance being achieved, the performance-based restricted stock unit awards made to Mr. Kraeutler in connection with his Third Amended and Restated Employment Agreement fully vested.

Fiscal 2019 Compensation Decisions

Base Salaries

Based on our financial results in fiscal 2018 and the Compensation Committee’s review of the CEO’s evaluation of the other NEOs, the Compensation Committee approved a merit increase pool of 2.5% for NEOs, with the actual merit increases to be determined by the CEO. With respect to Mr. Kenny, see page 21 for discussion of his compensation arrangements. Base salaries across all Meridian employees below the executive level are expected to increase approximately 3% effective January 1, 2019.

Cash-based Incentive Compensation

The Compensation Committee approved the 2019 Cash-based Incentive Compensation Plan structure, including    performance targets and payout targets. For NEOs, the target payout ratio is thirty-five percent of base salary. Forty percent of the target payout ratio (14%) is based on achieving certain levels of net revenues; forty percent of the target payout ratio (14%) is based on achieving certain levels of operating income; and the remaining twenty percent of the target payout ratio (7%) is based on individual performance. Depending on the level of achievement, a NEO may earn from 0% to 56% of base salary.

Cash-based incentive compensation, if earned, is paid in the first quarter of each fiscal year, for the prior fiscal year’s performance. The net revenues and operating income targets operate independently. While the net revenues portion may be earned upon achieving the net revenues targets, the component related to operating income is subject to the Company’s attainment of the specific operating income target, after inclusion of the compensation expense related to cash-based incentive compensation. Should the Company fail to reach the minimum operating income target, no cash-based incentive compensation will be paid for this component.

Management and the Compensation Committee have intended that the net revenues and operating income thresholds be set at reasonably achievable targets, yet at levels that require diligence to produce improved performance. The Compensation Committee tends to set the thresholds consistent with the net revenue and operating income guidance range.

Long-Term Stock-based Incentives

After considering the independent consultant’s findings and recommendations, the Compensation Committee has modified the Company’s long-term stock-based incentive program. As a result of these modifications, awards to be granted to certain executives of the Company including the NEOs will include two types of equity awards, restricted stock units and options to purchase Company stock. Varying levels of these awards, ranging from 50% to 150% would be earned if established targets for net revenue, operating income and total shareholder return are achieved over an established three year measurement period. The target levels to be achieved as part of this program are established at levels that the Compensation Committee believes represent appropriate long-term incentive compensation value for each executive.

Establishing Compensation Levels

The Compensation Committee recommends CEO compensation to the Board of Directors for approval. On October 9, 2017, Mr. Kenny was hired as CEO. The terms of his Employment Agreement are summarized on page 21. The compensation levels for the other NEOs are recommended by the CEO. The Compensation Committee has discretion to follow or modify such recommended levels of compensation. The Compensation Committee considers the input of our CEO as a crucial component of its compensation processes and decisions relating to NEO compensation. The Compensation Committee is not obligated to follow his recommendations. The Company does not engage in strict numerical benchmarking in determining the percentage modifications for the NEOs. Under its charter, the Compensation Committee is authorized to engage outside advisors at the Company’s expense. In fiscal 2018, the Company engaged an independent consultant to complete a Company-wide compensation study, a part of which was assisting the Company in evaluating, and making recommendations related to the Company’s long-term incentive compensation, including providing benchmarked peer data of such compensation. See discussion of the long-term incentive compensation above.

In setting the NEOs’ compensation, the Compensation Committee reviews all components of such compensation through the use of tally sheets. These tally sheets provide the amount of total compensation paid or earned by each NEO based on his or her base salary, cash-based incentive compensation, stock-based awards and retirement contributions. The tally sheets reviewed provide all of the information that is reflected in the Summary Compensation Table. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements, particularly severance or change in control benefits, if applicable to the executive. Such analysis has become an important component in the Compensation Committee’s review of executive compensation, as the tally sheet allows the Compensation Committee to consider an executive’s overall compensation rather than only one or two specific components of an executive’s compensation. This allows the Compensation Committee to make compensation decisions and evaluate management recommendations based on a complete analysis of an executive’s total compensation. Salaries are set on a calendar year basis and, therefore, salaries paid in the first three months of each fiscal year beginning on the first day of October are set in the prior fiscal year.

Components of Executive Compensation and Related Risk Profile

Meridian’s executive compensation and benefits packages consist of base salary, cash-based incentive compensation, long-term stock-based incentive awards, Company-sponsored benefit and retirement plans, and change in control severance benefits. Each of these components has a certain risk profile.

Element	Form of Compensation	Purpose	Risk Profile
Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent	Low to moderate

Element	Form of Compensation	Purpose	Risk Profile

Annual Cash-based Incentives	Cash	Provides a direct financial incentive to achieve corporate operating goals	Moderate to high

Long-Term Stock-based Incentives	Non-qualified stock options and/or restricted stock units	Encourages Executive Officers to build and maintain a long-term equity ownership position in Meridian so that their interests are aligned with our shareholders	High

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement plan contributions, and premiums paid on disability and life insurance policies	Benefit plans are part of a broad-based employee benefits program providing competitive benefits to our Executive Officers	Low

Change in Control Severance Benefits	Cash and continuation of certain benefits	Encourages Executive Officers to maximize value for shareholders in the event that the Company becomes subject to a change in control transaction	Moderate to high

The Compensation Committee has reviewed the risk profile of the components of the Company’s executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and has considered the risks a NEO might be incentivized to take with respect to such components. When establishing the mix among these components, the Compensation Committee is careful not to encourage excessive risk taking. Specifically, the performance objectives contained in the Company’s executive compensation programs have been balanced between annual and long-term incentive compensation to ensure that both components are aligned and consistent with our long-term business plan and that our overall mix of stock-based awards has been allocated to promote an appropriate combination of incentive and retention objectives.

The Compensation Committee believes that the Company’s executive compensation program does not incentivize the NEOs to engage in business activities or other behavior that would threaten the value of the Company or the investments of its shareholders.

The Compensation Committee continues to monitor and evaluate on an on-going basis the mix of compensation, especially equity compensation, awarded to the NEOs, and the extent to which such compensation aligns the interests of the NEOs with those of the Company’s shareholders. In connection with this practice, the Compensation Committee has, from time to time, including in November 2018 as noted above, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various compensation elements.

See Executive Summary on page 17 for discussion of base salaries, annual cash-based incentive compensation and long-term stock-based compensation.

Company-Sponsored Benefit and Retirement Plans

Meridian provides Company-sponsored benefit and retirement plans to the NEOs. In general, executives participate in the Company’s benefit and retirement plans on the same basis as other Company employees. The core benefit package includes health, dental, short and long-term disability, and group term life insurance. Meridian generally provides retirement benefits to executives through qualified (under the Internal Revenue Code) defined contribution plans (401K Plan).

Change in Control Severance Benefits

The Compensation Committee believes that a reasonable level of salary and Company-sponsored benefit protection provides a means of retention and allows the NEOs to remain focused on achievement of Company goals and objectives in the event that the Company becomes subject to a merger or acquisition transaction. This component of compensation would only be paid in the event of a change in control of the Company, under certain qualifying conditions, and termination of the NEO’s employment (double trigger). For the CEO and other NEOs, this component of compensation would include two years’ base salary, performance bonus and core benefits. See page 28 for a description of change in control severance agreements entered into with our Executive Officers.

Jack Kenny Employment Agreement

Effective October 9, 2017, the Company and Mr. Kenny entered into an Employment Agreement (the “Kenny Employment Agreement”) providing for the terms of Mr. Kenny’s employment as Chief Executive Officer. The Kenny Employment Agreement provides that Mr. Kenny is entitled to receive a base salary of $550,000 for the first year of the Kenny Employment Agreement’s term (“Year 1”) and $650,000 for the second year of the Kenny Employment Agreement’s term (“Year 2”). Mr. Kenny is eligible to earn an annual bonus of up to $275,000 for Year 1 and $325,000 for Year 2, subject to the achievement of certain performance criteria as determined by the Compensation Committee of the Board. The Kenny Employment Agreement also provides that Mr. Kenny receive: (i) a grant of stock options to purchase 100,000 shares of common stock which will vest on a pro-rata basis over four (4) years following the effective date of the Kenny Employment Agreement; and (ii) a grant of 13,000 restricted stock units vesting in a lump sum or “cliff” basis on the second anniversary of the effective date of the Kenny Employment Agreement. The Kenny Employment Agreement also provides that Mr. Kenny receive an annual equity award of no less than 25,000 restricted stock units per year.

The Kenny Employment Agreement’s term continues through October 9, 2019, and thereafter provides for renewal periods of one (1) year that automatically renew on the annual anniversary of the effective date of the Kenny Employment Agreement. Pursuant to the terms of the Kenny Employment Agreement, there is no required minimum period of employment and either the Company or Mr. Kenny may terminate his employment under the Kenny Employment Agreement at any time for any reason or no reason. If Mr. Kenny terminates the Kenny Employment Agreement, he must give the Company at least 90 days’ prior written notice. If the Company terminates the Kenny Employment Agreement without Cause, the Company is obligated to give Mr. Kenny 90 days’ prior written notice. In the event that the Company terminates the employment of Mr. Kenny without Cause or if he terminates his employment for Good Reason, each as defined in the Kenny Employment Agreement, Mr. Kenny is entitled to a severance payment equal to twelve months of his then current base salary plus a pro-rata portion of the target bonus through the date of termination. If such termination occurs during a change of control period (double trigger), Mr. Kenny is entitled to a severance payment equal to two times his then current base salary plus his target bonus for the severance period.

John A. Kraeutler Employment Agreement and Supplemental Benefit Agreement

Effective October 3, 2016, the Company and Mr. Kraeutler entered into a Third Amended and Restated Employment Agreement (the “Kraeutler Employment Agreement”), which, among other things, extended the term of his employment and incorporated the terms and conditions of his Supplemental Benefit Agreement. The Kraeutler Employment Agreement provided that Mr. Kraeutler was entitled to receive an established minimum annual salary and that he was eligible to participate in the Company’s cash-based and stock-based incentive plans. The Kraeutler Employment Agreement also provided that Mr. Kraeutler receive: (i) a grant of 50,000 non-qualified stock options vesting on September 30, 2017 and a grant of 50,000 non-qualified stock options vesting on September 30, 2018 so long as he was employed on that date; and (ii) two grants of 25,000 performance-based restricted stock units, with one grant to be earned if fiscal 2017 revenue and earnings guidance was achieved, and the other grant to be earned if fiscal 2018 revenue and earnings guidance was achieved. As a result of the fiscal 2018 revenue and earnings guidance being achieved, 25,000 restricted stock units granted under the Kraeutler Employment Agreement have fully vested. However, as a result of fiscal 2017 revenue and earnings guidance not being achieved, 25,000 restricted stock units granted under the Kraeutler Employment Agreement were not earned and have been cancelled.

Pursuant to his Second Amended and Restated Employment Agreement, effective from January 15, 2015 to October 3, 2016 (the “2015 Employment Agreement”) and which was replaced by the Kraeutler Employment Agreement, Mr. Kraeutler earned 50,000 non-qualified stock options as a result of being employed by the Company as of September 30, 2016. However, as a result of fiscal 2016 revenue and earnings guidance not being achieved, 25,000 restricted stock units granted under the 2015 Employment Agreement were not earned and have been cancelled.

In addition, the Kraeutler Employment Agreement provides that Mr. Kraeutler is eligible to receive:

•	Post-retirement benefit payments totaling $1,200,000, payable in one hundred twenty (120) monthly payments of $10,000; and

•	Lifetime insurance benefits including health insurance and comprehensive long-term care insurance.

The Kraeutler Employment Agreement’s term extended through September 30, 2018, and included provisions for a 12-month consulting arrangement following that date.

Lueke Consulting Agreement

The Company and Ms. Lueke have entered into a Consulting Agreement effective January 1, 2019 upon her retirement from the Company. The Consulting Agreement provides that Ms. Lueke will assist the Company on an as-requested basis with matters related to the Company’s financial reporting and accounting, among other matters. Under the Consulting Agreement, the Company agreed to pay Ms. Lueke $90,000 per year and reimburse her for certain expenses. The Consulting Agreement’s term is three years and may be renewed upon mutual written agreement or cancelled by Ms. Lueke at any time.

Internal Pay Equity

The Compensation Committee believes that the relative difference between the CEO’s compensation and the compensation of the Company’s other executives has not increased significantly over the years. Further, the Compensation Committee believes that the Company’s internal pay equity structure is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee

James M. Anderson (Chairman)

John C. McIlwraith

David C. Phillips

CEO PAY RATIO

Our CEO Pay Ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. We identified the median employee population as of July 31, 2018, which included all 618 global full-time, part-time, temporary and seasonal employees employed on that date, excluding 26 such employees in our Belgium, China, France, Holland and Singapore locations, which in the aggregate represent less than 5% of our workforce. We used a consistently applied compensation measure across our global employee population to calculate the median employee compensation. For our consistently applied compensation measure, we utilized total cash compensation per our internal payroll records, annualized and translated to U.S. dollars. We then calculated the median employee’s fiscal 2018 compensation in the same manner as the named executive officers in the Summary Compensation Table. Our median employee compensation for fiscal 2018 was $71,983 and our Chief Executive Officer’s compensation was $1,858,606. Accordingly, our CEO-to-Employee Pay Ratio is 26:1 (17:1 upon excluding certain one-time compensation components related to our CEO’s hiring in October 2017, as disclosed within this proxy statement).

SUMMARY COMPENSATION TABLE

The following table summarizes the aggregate compensation paid, or earned, by each of the NEOs for the fiscal years ended September 30, 2018, 2017 and 2016, respectively:

Name and Principal Position (a)	Year (b)	Salary (c)		Bonus (d)	Stock Awards[1,2] (e)		Option Awards[3] (f)		Non-Equity Incentive Plan Compensation[4] (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (h)	All Other Compensation[5] (i)		Total
Jack Kenny Chief Executive Officer	2018 2017 2016		$542,408 — —	— — —		$554,750 — —		$319,140 — —	$250,000 — —	— — —		$192,308 — —		$1,858,606 — —

Melissa A. Lueke Executive Vice President, Chief Financial Officer and Secretary	2018 2017 2016	$ $ $	344,000 339,520 292,194	— — —	$ $ $	109,875 169,500 194,100	$ $ $	40,306 27,708 44,416	$96,320 — —	— — —	$ $ $	38,771 45,564 68,343	$ $ $	629,272 582,292 599,053

John A. Kraeutler[6] Former Executive Chairman of the Board	2018 2017 2016	$ $ $	656,518 655,942 621,605	— — —	$ $ $	748,750 423,750 485,250	$ $	— 306,640 53,300	$183,825 — —	— — —	$ $ $	152,205 155,859 198,275	$ $ $	1,741,298 1,542,191 1,358,430

Lawrence J. Baldini Executive Vice President, Global Operations	2018 2017 2016	$ $ $	350,804 346,673 310,001	— — —	$ $ $	109,875 169,500 198,765	$ $	40,306 — 44,184	$98,617 — —	— — —	$ $ $	41,774 42,561 69,204	$ $ $	641,376 558,734 622,154

Susan D. Rolih Executive Vice President, Global Regulatory & Quality Systems	2018 2017 2016	$ $ $	339,683 332,750 294,522	— — —	$ $ $	109,875 169,500 198,493	$ $ $	40,306 27,708 3,553	$95,491 — —	— — —	$ $ $	41,394 42,941 66,794	$ $ $	626,749 572,899 563,362

Richard L. Eberly[7] Former Executive Vice President, President, Chief Commercial Officer	2018 2017 2016	$ $ $	167,538 404,904 339,669	— — —	$ $ $	109,875 169,500 194,100	$ $	40,306 — 74,408	— — —	— — —	$ $ $	1,162,239 57,891 66,888	$ $ $	1,479,958 632,295 675,065

Marco G. Calzavara[8] Former President and Managing Director, Meridian Bioscience Europe	2018 2017 2016	$ $ $	252,547 289,397 324,503	— — —	$ $ $	117,200 169,500 194,100		— — —	— — —	— — —	$ $ $	914,361 60,234 72,599	$ $ $	1,284,108 519,131 591,202

[1]

The amounts shown reflect the grant date fair value of the restricted stock units issued during fiscal years 2018, 2017 and 2016 in accordance with ASC Topic 718, including those granted to Mr. Kenny upon his being hired as Chief Executive Officer in October 2017. With the exception of Employment Agreement RSUs discussed in Note 2 below, no compensation cost is included in this table related to the performance-based portion of the restricted stock units granted during fiscal 2018, 2017 and 2016. Because the required earnings targets for Meridian were not reached for fiscal 2018, 2017 or 2016, with the exception of the Employment Agreement RSUs discussed in Note 2 below, the performance-based restricted stock units have been cancelled. A discussion of the assumptions used in calculating these values may be found in Note 7(b) on page 72 of the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2018. In addition, the amounts reflected for Mr. Baldini and Ms. Rolih for fiscal 2016 include the value of unrestricted common shares granted pursuant to Company policy for 15 years of service.

[2]

The amount reflected for Mr. Kraeutler for fiscal 2018 includes $382,500 for the grant date fair value of performance-based restricted stock units granted pursuant to his employment agreement dated October 3, 2016 (“Employment Agreement RSUs”). Since the required revenue and earnings guidance was achieved for fiscal 2018, the Employment Agreement RSUs were earned and the corresponding compensation cost is included in this table. A discussion of the assumptions used in calculating these values may be found in Note 7(b) on page 72 of the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2018.

[3]

The amounts shown reflect the grant date fair value of the stock options granted during fiscal years 2018, 2017 and 2016 in accordance with ASC Topic 718, and during fiscal 2018 are comprised of: (i) stock options granted to Mr. Kenny upon his being hired as Chief Executive Officer in October 2017; and (ii) time-based grants made in connection with the Company’s long-term incentive compensation program. No compensation cost is included in this table related to the performance-based portion of stock options granted during fiscal 2018. Because the required earnings target for Meridian was not reached for fiscal 2018, the performance-based stock options have been cancelled. The fiscal 2017 amounts are comprised of stock options granted to: (i) Mr. Kraeutler pursuant to his employment agreement dated October 3, 2016; (ii) Ms. Lueke in recognition of increased responsibilities in her position of Executive Vice President and Chief Financial Officer; and (iii) Ms. Rolih in connection with her promotion. The fiscal 2016 amounts are comprised of stock options granted to: (i) Ms. Lueke, Mr. Kraeutler, Mr. Baldini and Ms. Rolih in connection with the Magellan acquisition; and (ii) Mr. Baldini and Mr. Eberly in connection with their promotions. A discussion of the assumptions used in calculating these values may be found in Note 7(b) on page 72 of the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2018.

[4]

The amounts shown represent amounts earned by the NEOs pursuant to the Officer’s Performance Compensation Plan for fiscal 2018. No such amounts were earned for fiscal 2017 or 2016, as the corporate-wide targets were not reached for each of the respective fiscal years.

[5]	See the All Other Compensation table below for amounts, which include certain Company contributions and other personal benefits for fiscal 2018.

	All Other Compensation
	Jack Kenny	Melissa A. Lueke	John A. Kraeutler	Lawrence J. Baldini	Susan D. Rolih	Richard L. Eberly	Marco G. Calzavara
Retirement Contributions	$11,846	$16,771	$17,529	$19,774	$19,394	$8,406	$26,012

Relocation Costs, Including Gross-up	148,962	—	—	—	—	—	—

Restricted Stock Dividends	31,500	22,000	62,500	22,000	22,000	11,000	13,255

Auto Lease / Auto Allowance	—	—	11,552	—	—	5,023	3,815

Insurance Premiums, Including Gross-up	—	—	60,624	—	—	—	—

Separation Payment	—	—	—	—	—	1,137,810	871,279

Totals	$192,308	$38,771	$152,205	$41,774	$41,394	$1,162,239	$914,361

[6]

Mr. Kraeutler served as Executive Chairman of the Board through September 30, 2018, after having been named to the position effective October 9, 2017, upon the hiring of Mr. Jack Kenny as Chief Executive Officer. Prior to that time, Mr. Kraeutler served as Chairman of the Board, Chief Executive Officer and President.

[7]

In February 2018, Mr. Eberly was terminated from his position with Meridian. In connection with his termination, Mr. Eberly received the separation payment reflected in the All Other Compensation Table above, which included the payout of accrued but unused vacation.

[8]

In July 2018, Mr. Calzavara was terminated from his position with Meridian. In connection with his termination, Mr. Calzavara received the separation payment reflected in the All Other Compensation Table above, which included the payout of accrued but unused vacation. The amounts reflected in the Summary Compensation Table and the notes thereto were converted from the British Pound Sterling at the average exchange rates for the respective periods in which the payments were made.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for each of the NEOs, information related to grants made during fiscal 2018 under Meridian’s 2012 Stock Incentive Plan:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]						Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)		All other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)		Target ($)		Max ($)		Threshold (#)	Target (#)	Max (#)
(a)	(b)	(c)		(d)		(e)		(f)	(g)	(h)	(i)		(j)		(k)	(l)
Jack Kenny	10/09/17 11/08/17	$	— 96,250	$	— 192,500	$	— 275,000	— —	— —	— —	13,000 25,000	[2] [3]	100,000 —	[2]	$14.50 —	$ $	507,640 366,250
Melissa A. Lueke	11/08/17		$60,200		$120,400		$180,600	—	—	—	7,500	[3]	12,500	[3]	$14.65		$150,181
John A. Kraeutler	10/02/17 11/08/17	$	— 114,891	$	— 229,781	$	— 344,672	— —	— —	— —	25,000 25,000	[4] [3]	— —		— —	$ $	382,500 366,250
Lawrence J. Baldini	11/08/17		$61,636		$123,272		$184,908	—	—	—	7,500	[3]	12,500	[3]	$14.65		$150,181
Susan D. Rolih	11/08/17		$59,682		$119,364		$179,046	—	—	—	7,500	[3]	12,500	[3]	$14.65		$150,181
Richard L. Eberly	11/08/17		—		—		—	—	—	—	7,500	[3]	12,500	[3]	$14.65		$150,181
Marco G. Calzavara	11/08/17		—		—		—	—	—	—	8,000	[3]	—		—		$117,200

[1]

These columns reflect the potential payout for each NEO under the Fiscal 2018 Cash-Based Incentive Compensation Plan if the threshold, target and maximum goals were satisfied for all performance measures. As described within the “Executive Summary” section of the “Compensation Discussion and Analysis” beginning on page 17, the performance measurements were achieved during fiscal 2018, resulting in the amounts set forth in “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table being earned by the NEOs. While Messrs. Eberly and Calzavara were subject to the Fiscal 2018 Cash-Based Incentive Compensation Plan, in light of their terminations during fiscal 2018, payments made to them were included within their Separation Payments set forth in Note 5 of the Summary Compensation Table.

[2]	This grant of time-based restricted stock units and options was made to Mr. Kenny upon his being hired as Chief Executive Officer.
[3]

At the time of the grant, half of each NEO’s restricted stock units and options (as applicable) were time-based with 100% vesting after four years, and the remaining half were performance-based, subject to attainment of a specified earnings target for fiscal 2018. As the 2018 earnings target was not met, the performance-based restricted stock units and options have been cancelled and are not reflected in the table above.

[4]

This grant of performance-based restricted stock units was made to Mr. Kraeutler pursuant to his employment agreement dated October 3, 2016 and was subject to attainment of revenue and earnings guidance for fiscal 2018. As the fiscal 2018 revenue and earnings guidance was met, these restricted stock units have fully vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the NEOs’ holdings of equity awards under Meridian’s 2012 Stock Incentive Plan and 2004 Equity Compensation Plan as of September 30, 2018:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)		(i)	(j)
Jack Kenny	—	100,000[1]	—		$14.50	10/09/27	— 13,000[10] 25,000[11]	$ $	— 193,700 372,500	— — —	— — —
Melissa A. Lueke	6,250[2] 2,500[3] —	6,250[2] 7,500[3] 12,500[4]	— — —	$ $ $	19.56 16.85 14.65	03/24/26 11/16/26 11/08/27	— — — 9,000[12] 10,000[13] 10,000[14] 7,500[11]	$ $ $ $	— — — 134,100 149,000 149,000 111,750	— — — — — — —	— — — — — — —
John A. Kraeutler	100,000[5] 15,000[2] 100,000[6]	— — —	— — —	$ $ $	16.50 19.56 19.09	09/30/21 12/30/18 09/30/21	— — —		— — —	— — —	— — —
Lawrence J. Baldini	500[7] 1,000[2] 6,700[8] —	— 1,000[2] 3,300[8] 12,500[4]	— — — —	$ $ $ $	19.71 19.56 20.41 14.65	08/04/20 03/24/26 03/28/26 11/08/27	— — — — 9,000[12] 10,000[13] 10,000[14] 7,500[11]	$ $ $ $	— — — — 134,100 149,000 149,000 111,750	— — — — — — — —	— — — — — — — —
Susan D. Rolih	1,200[7] 5,000[9] 500[2] 2,500[3] —	— — 500[2] 7,500[3] 12,500[4]	— — — — —	$ $ $ $ $	19.71 21.75 19.56 16.85 14.65	08/04/20 07/01/23 03/24/26 11/16/26 11/08/27	— — — — — 9,000[12] 10,000[13] 10,000[14] 7,500[11]	$ $ $ $	— — — — — 134,100 149,000 149,000 111,750	— — — — — — — — —	— — — — — — — — —
Richard L. Eberly	—	—	—		—	—	—		—	—	—
Marco G. Calzavara	—	—	—		—	—	—		—	—	—

[1]	Options vest in four equal annual installments from the date of grant, until fully vested on October 9, 2021.
[2]

Options vest in four equal annual installments from the date of grant, until fully vested on March 24, 2020, with the exception of Mr. Kraeutler’s options which vested upon his September 30, 2018 retirement.

[3]	Options vest in four equal annual installments from the date of grant, until fully vested on November 16, 2020.
[4]	Options vest in four equal annual installments from the date of grant, until fully vested on November 8, 2021.
[5]	Options are fully vested; half as of September 30, 2015 and half as of September 30, 2016.
[6]	Options are fully vested; half as of September 30, 2017 and half as of September 30, 2018.
[7]	Options fully vested on August 4, 2014.
[8]	Options vest in three approximately equal annual installments from the date of grant, until fully vested on March 28, 2019).
[9]	Options fully vested on July 1, 2017.
[10]	Units vest on October 9, 2019.
[11]	Units vest on November 15, 2021.
[12]	Units vest on November 15, 2018.
[13]	Units vest on November 15, 2019.
[14]	Units vest on November 15, 2020.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each of the NEOs, information on options exercised and restricted stock units vested during fiscal 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
(a)	(b)	(c)	(d)	(e)
Jack Kenny	—	$—	—	$—
Melissa A. Lueke	—	$—	9,000	$134,550
John A. Kraeutler	—	$—	140,000	$2,086,750
Lawrence J. Baldini	—	$—	9,000	$134,550
Susan D. Rolih	—	$—	9,000	$134,550
Richard L. Eberly[3]	12,500	$1,875	45,500	$660,150
Marco G. Calzavara[3]	—	$—	46,000	$721,000

[1]	Amounts reflect the difference between the exercise price of the option and the market price of Meridian common shares at the time of exercise.

[2]	Amounts reflect the market price of Meridian common shares at the time of restricted stock units vesting.
[3]

Upon their terminations, Messrs. Eberly and Calzavara became fully vested in the unvested restricted stock units held at that time, which were comprised of time-based restricted stock units granted in November 2014, November 2015, November 2016 and November 2017.

401(K) PLAN

Our 401(k) Savings Plan (“401(k) Plan”) allows all U.S. employees of the Company as soon as administratively possible following their employment to set aside a portion of their compensation each year for their retirement needs, up to the limits set by the Internal Revenue Code. Presently, the Company contributes a matching contribution of 100% of the first 4% of the employee’s contribution (i.e., up to 4% of an employee’s salary), subject to Internal Revenue Code limitations. The Company may also contribute a profit-sharing contribution at its discretion. Employee contributions and employer matching contributions are 100% vested immediately. Participants are entitled to direct the investment of their accounts among various mutual funds selected by the Meridian Bioscience, Inc., Savings and Investment Plan Committee. Participants who terminate employment are entitled to receive the vested portion of their accounts.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described on page 21 in the “Compensation Discussion and Analysis” section of this proxy statement, Mr. Kenny and Meridian are parties to the Kenny Employment Agreement which sets forth compensation, non-competition, benefit and severance provisions and provides for a payment equal to twelve months of Mr. Kenny’s then current base salary plus a pro-rata portion of the target bonus through the date of termination in the event Mr. Kenny is terminated by Meridian without cause or Mr. Kenny terminates his employment for good reason. If such termination occurs during a change of control period (double trigger), Mr. Kenny is entitled to a severance payment equal to two times his then current base salary plus his target bonus for the severance period.

Had one of the events noted above occurred on September 30, 2018 and Meridian been within a change of control period at that time, Mr. Kenny would also have been entitled to the following under the Kenny Employment Agreement:

Salary	$1,100,000
Annual Performance Bonus	385,000

Total Lump Sum Payment	$1,485,000

Our Board of Directors authorized us to enter into change in control severance agreements with our Executive Officers (other than our Chief Executive Officer, who has a change of control provision in his Employment Agreement). Each agreement had an initial term ended December 31, 2016, and each year will automatically renew for an additional one year term, provided however, that if a change in control occurs the term will expire no earlier than 24 calendar months after the calendar month in which such change in control occurs. A change of control is generally defined in each agreement as any of the following: (i) a person is or becomes a beneficial owner of more than 50% of our voting securities; (ii) the composition of a majority of our Board changes; (iii) we consummate a merger or similar transaction; (iv) the sale of all or substantially all of our assets; or (v) the employment of a Chief Executive Officer other than the Company’s current CEO as of the date of the agreement. Each agreement provides, among other things, that if a change in control occurs during the term of the agreement, and the executive’s employment is terminated either by us or by the executive, other than: (a) by us for cause; (b) by reason of death or disability; or (c) by the executive without good reason, such executive will receive a severance payment equal to: (A) a multiple of such executive’s annual base salary; (B) a multiple of executive’s target bonus amounts; and (C) earned but unused vacation time. In addition, each change in control agreement provides that in the event that the severance and other benefits provided for in the agreement or otherwise payable to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits under the agreement will be either delivered in full, or delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to the executive.

Had termination in connection with a change in control occurred on September 30, 2018, the NEOs to which the policy applied at that date (Ms. Lueke, Mr. Baldini and Ms. Rolih) would have been entitled to the following lump sum payments under the policy:

	Melissa A. Lueke	Lawrence J. Baldini	Susan D. Rolih
Salary	$688,000	$704,410	$682,080
Annual Performance Bonus	240,800	246,544	238,728

Total Lump Sum Payment	$928,800	$950,954	$920,808

DIRECTOR COMPENSATION

For fiscal 2018, independent Directors of Meridian received the following compensation for service on the Board and the Audit Committee (“AC”), Compensation Committee (“CC”) and Nominating & Corporate Governance Committee (“N&CGC”) (annual amounts presented):

-Base for Director service	$40,000
-Additional for Lead Director	$20,000
-AC Chair	$20,000
-AC Member	$10,000
-CC Chair	$13,000
-CC Member	$6,000
-N&CGC Chair	$13,000
-N&CGC Member	$5,000

Additionally, in accordance with the terms and conditions set forth in the Company’s 2012 Stock Incentive Plan, each independent Director was also granted a non-qualified option to purchase 12,000 common shares at the time of election or re-election to the Board of Directors, with the exercise price being the grant date closing sale price as reported on Nasdaq. Directors who are employees of Meridian are not separately compensated for serving as Directors.

Effective for fiscal 2019, the additional Lead Director compensation is being eliminated and the independent Chairperson of the Board will receive $50,000, resulting in the following independent Director compensation (annual amounts presented):

-Base for Director service	$40,000
-Additional for Independent Chairperson	$50,000
-AC Chair	$20,000
-AC Member	$10,000
-CC Chair	$13,000
-CC Member	$6,000
-N&CGC Chair	$13,000
-N&CGC Member	$5,000

Additionally, as the result of the review of the competitiveness of the Company’s compensation program for non-employee Directors conducted by an independent consultant, the equity awards to independent Directors of the Company are being increased to a value of $100,000 per Director, to be phased in over a two-year period commencing January 2019. Accordingly, each independent Director will be granted equity valued at $50,000 in January 2019, increasing to $100,000 in January 2020. One-third of such equity value is to be in the form of restricted stock units (valued at the market value of our common stock at the date of award) and two-thirds is to be in the form of non-qualified options to purchase common shares of the Company at an exercise price equal to the grant date closing sale price as reported on Nasdaq (valued pursuant to the current methodology utilized by the Company for financial reporting purposes, which may be found in Note 7(b) on page 72 of the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2018).

The following table provides information on compensation related to fiscal 2018 for independent Directors who served during fiscal 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James M. Anderson	$68,000	—	$42,787	—	—	—	$110,787
Dwight E. Ellingwood	$53,000	—	$42,787	—	—	—	$95,787
John C. McIlwraith	$51,000	—	$42,787	—	—	—	$93,787
David C. Phillips	$86,000	—	$42,787	—	—	—	$128,787
John M. Rice	$49,750	—	$42,787	—	—	—	$92,537
Catherine A. Sazdanoff	$50,000	—	$42,787	—	—	—	$92,787
Felicia Williams	$1,100	—	$40,014	—	—	—	$41,114

[1]

The amounts shown reflect the grant date fair value of the awards made in fiscal year 2018 in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 7(b) on page 72 of the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2018.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

The deadline for shareholder proposals to be included in the proxy statement for next year’s meeting is August 26, 2019.

The form of proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Meridian’s proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2020 Annual Shareholders’ Meeting, it must be received prior to October 25, 2019. If there is a change in the anticipated date of next year’s Annual Shareholders’ Meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 8-K and/or Form 10-Q filings.

Meridian’s Code of Regulations provides that only persons nominated by an officer, Director or in writing by a shareholder not earlier than 150 days nor later than 90 days prior to the meeting at which Directors are to be selected shall be eligible for election and that shareholder proposals be presented not earlier than 150 days nor later than 90 days prior to the meeting at which the proposals are to be presented.

QUESTIONS

If you have questions or need more information about the annual meeting, call us at (513) 271-3700 or write to:

Melissa A. Lueke

Executive Vice President, Chief Financial Officer and Secretary

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, Ohio 45244

For information about your record holdings, call Computershare Shareholder Services at (888) 294-8217.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on January 24, 2019

MERIDIAN BIOSCIENCE, INC.

Meeting Information

Meeting Type:           Annual Meeting

For holders as of:     November 30, 2018

Date: January 24, 2019        Time:    2:00 PM EST

Location:   Meridian Innovation Center

  7007 Valley Avenue

  Cincinnati, OH 45244

You are receiving this communication because you hold shares in the company named above.
MERIDIAN BIOSCIENCE, INC. 3471 RIVER HILLS DRIVE CINCINNATI, OH 45244

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT            ANNUAL REPORT AND FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:        www.proxyvote.com

2) BY TELEPHONE:   1-800-579-1639

3) BY E-MAIL*:           sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 10, 2019 to facilitate timely delivery.

—  How To Vote  —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01) JAMES M. ANDERSON 05) DAVID C. PHILLIPS 02) DWIGHT E. ELLINGWOOD 06) JOHN M. RICE, JR. 03) JACK KENNY 07) CATHERINE A. SAZDANOFF 04) JOHN C. MCILWRAITH 08) FELICIA WILLIAMS

The Board of Directors recommends you vote FOR proposals 2 and 3.

2. Advisory vote to approve compensation of named executive officers, as disclosed in the Proxy Statement (“Say-on-Pay” Proposal).

3. Ratification of the appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2019.

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof. Only shareholders of record at the close of business on November 30, 2018 are entitled to notice of and to vote at the meeting.

MERIDIAN BIOSCIENCE, INC. 3471 RIVER HILLS DRIVE CINCINNATI, OH 45244

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E53812-P14433                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

MERIDIAN BIOSCIENCE, INC.					To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except
		☐	☐	☐
1. Election of Directors

Nominees
01) JAMES M. ANDERSON	05) DAVID C. PHILLIPS
02) DWIGHT E. ELLINGWOOD	06) JOHN M. RICE, JR.
03) JACK KENNY	07) CATHERINE A. SAZDANOFF
04) JOHN C. MCILWRAITH	08) FELICIA WILLIAMS

The Board of Directors recommends you vote FOR proposals 2 and 3.
2. Advisory vote to approve compensation of named executive officers, as disclosed in the Proxy Statement (“Say-on-Pay” Proposal).					For ☐	Against ☐	Abstain ☐
3. Ratification of the appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2019.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof. Only shareholders of record at the close of business on November 30, 2018 are entitled to notice of and to vote at the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		☐	☐
Please indicate if you plan to attend this meeting.		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

E53813-P14433

MERIDIAN BIOSCIENCE, INC.

Annual Meeting of Shareholders

January 24, 2019 2:00 PM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints JACK KENNY and MELISSA A. LUEKE, and either of them, attorneys and proxies of the undersigned, each with the power of substitution and re-substitution, to vote all shares of Common Stock of Meridian Bioscience, Inc. which the undersigned may be entitled to vote on the matters specified on the reverse side (and in their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company) and, in their discretion, with respect to such other matters as may properly come before the Annual Meeting of Shareholders of Meridian Bioscience, Inc. to be held on January 24, 2019, at 2:00 p.m. Eastern Standard Time, at the Meridian Innovation Center, 7007 Valley Avenue, Cincinnati, Ohio 45244 and any postponement or adjournment of such Annual Meeting.

This proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted FOR the election to the Board of Directors all of the nominees under Proposal 1 and FOR each remaining proposal as recommended by the Board of Directors.

Please mark, sign, date, and return this proxy card promptly using the enclosed reply envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side